Exhibit 99

General Cable Reports Second Quarter Results; Adjusted Operating Income of $84.5 Million and Adjusted EPS of $0.69 above Management’s Range of Expectations

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--July 31, 2013--General Cable Corporation (NYSE: BGC) reported today results for the second quarter ended June 28, 2013. Adjusted operating income was above management’s expectations for the second quarter as pricing held up better than anticipated in a declining metal cost environment and the Company’s Europe and Mediterranean businesses performed relatively stronger. Excluding certain items, adjusted earnings per share of $0.69 and adjusted operating income of $84.5 million were stronger than anticipated. For the second quarter, reported operating income was $71.8 million and reported earnings per share were $0.24. A reconciliation of adjusted earnings per share to reported earnings per share and adjusted operating income to reported operating income is included on page 4 of this press release.

Highlights

  Adjusted operating income, including acquisitions, improved 83% sequentially
  Supplied medium-voltage submarine power cables for two projects in the North Sea
  Sharp sequential demand improvement in Asia Pacific, Latin America and Europe
  Repurchased $19.0 million, or about 1% of common shares during the second quarter under the terms of the Company’s $125 million Share Repurchase Program and initiated a quarterly dividend at $0.18 per share

Second Quarter Results

Sequentially, net sales in the second quarter of 2013 increased $180.9 million to $1,645.9 million, or 12% on a metal-adjusted basis as compared to the first quarter of 2013. This increase is principally due to seasonal demand and a greater mix of copper-based product shipments. Sequentially, adjusted operating income for the second quarter of 2013 was up $38.3 million, or 83% compared to $46.2 million in the first quarter of 2013. Helping to mitigate the impact of selling higher average cost inventory into a lower metal price environment in the second quarter were improved adjusted operating results in Venezuela and Europe as well as the benefit of seasonal demand patterns in the Americas. Asia Pacific remains a source of ongoing strength principally due to construction and electrical infrastructure investments in Thailand and the Philippines.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Adjusted operating results exceeded our expectations for the second quarter of 2013 despite persistent metal cost headwinds due to selling higher average cost inventory into a lower metal price environment. Excluding acquisitions and aerial transmission projects in North America and Brazil, global unit volume improved sequentially 7% as seasonal demand and construction activity as well as reliability and reinforcement work by electric utilities increased as compared to the first quarter of 2013. Despite a sharp improvement in seasonal demand, unit volume was below expectations in some businesses in North America and ROW as were metal intensive aerial transmission product shipments in North America. In Europe and Mediterranean, demand improved sequentially 8% in the second quarter of 2013, which was consistent with our expectations. Overall, seasonally adjusted demand remains relatively flat in most of our major markets but we are encouraged by the continued strong financial performance of our recent acquisitions in the U.S., Canada and China. We are also encouraged by the progress in our submarine power turnkey project business in Europe as well as Spain, both of which performed better than expected in the second quarter.”

The following comparisons reflect volume as measured in metal pounds sold in the Company’s base businesses (excluding acquisitions completed in 2012):

  In North America, volume increased 10% in the second quarter of 2013 compared to the first quarter of 2013. Demand for electrical infrastructure and specialty cables in the second quarter of 2013 was stable as compared to the first quarter of 2013 while utility cable demand rose seasonally.
  In ROW, volume increased 13% in the second quarter of 2013 compared to the first quarter of 2013. In Venezuela, the political and economic uncertainty as well as the extended statutory leave requirements that hampered activity throughout the country in the early part of the year subsided as construction and electrical infrastructure investment accelerated during the second quarter of 2013. In Brazil, unit volume improved in the second quarter of 2013 as the next phase of aerial transmission projects began to ship in the latter part of the quarter as did products from the Company’s start-up specialty cable business.
  In Europe and Mediterranean, volume increased 8% in the second quarter of 2013 compared to the first quarter of 2013 principally due the seasonal improvement in the Company’s submarine turnkey project business. During the second quarter of 2013, the Company made meaningful progress on its submarine turnkey project backlog as installation activity increased and production advanced on other projects. The Company’s turnkey project backlog was around $550 million at the end of the second quarter; evenly split between submarine and land-based turnkey cable projects. Putting aside volume attributable to the Company’s submarine turnkey project business, unit volume improved 2% as compared to the first quarter of 2013 driven principally by seasonal demand in France and higher unit volume in Spain driven by stronger exports.

Other expense was $15.6 million in the second quarter of 2013, which primarily consists of $19.9 million of mark to market losses on derivative instruments accounted for as economic hedges, which are used to manage currency and commodity risk principally on the Company’s project business globally, and $4.3 million of foreign currency transaction gains. The foreign currency transaction gains are principally the result of authorization received in Venezuela to purchase copper at a 4.3 Bolivars to each US Dollar exchange rate. The Company received this authorization prior to the currency devaluation on February 13, 2013. The Company expects to report a gain of approximately $4.5 million in the third quarter of 2013 for copper purchases in Venezuela that were approved prior to the devaluation.

Liquidity

Net debt was $1,086.1 million at the end of the second quarter of 2013, an increase of $37.9 million from the end of the first quarter of 2013. The increase in net debt is principally the result of higher working capital requirements due to normal seasonal trends as well as funding used for share repurchases and the Company’s newly initiated dividend. The Company continues to maintain adequate liquidity to fund operations, internal growth, and continuing product and geographic expansion opportunities as well as its share repurchase program and quarterly dividend.

The Company repurchased approximately 1% of its common shares, or $19.0 million, during the second quarter under its $125 million Share Repurchase Program authorization, which expires at the end of 2013. The Company will continue to utilize this buyback authority in the context of economic conditions as well as the then prevailing market price of the common stock of the Company, regulatory requirements, and alternative capital investment opportunities. In addition, on June 28, 2013 the Company paid a quarterly dividend of $0.18 a share, or $8.9 million, to all holders of the Company’s common stock of record as of June 10, 2013. The quarterly dividend is the first for the Company since 2002. On July 30, 2013, the Company’s Board of Directors declared a quarterly dividend payable of $0.18 per share payable on September 6, 2013 to all holders of the Company’s common stock of record at the close of business on August 19, 2013.

Taxes

The Company’s adjusted effective tax rate for the second quarter of 2013 was approximately 45%, which reflects a relative greater mix of earnings in higher tax jurisdictions and the impact of full year forecasted tax losses in certain countries and other certain quarter-discrete items. As a result, the Company expects its full year adjusted effective tax rate also to be in the range of 45%.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on August 24, 2013 to preferred stockholders of record as of the close of business on July 31, 2013. The Company expects the quarterly dividend payment to be less than $0.1 million.

Full Year 2013 and Third Quarter 2013 Outlook

“Our overall business feels a bit more sluggish than we previously anticipated. In addition, metal prices have fallen materially over the last couple of months perhaps causing some customers, particularly distributors, to work down inventory. Global unit demand is now expected to improve approximately 8% in the second half of 2013 compared to the first half of 2013. Despite a challenging operating environment burdened by declining metal prices, adjusted operating income is expected to improve approximately 14% in the second half of 2013 as compared to the first half of the year. In addition to daily execution and working capital management, we are focused on getting a positive return on our recent capital investments such as subsea cable and greenfields in the developing world. Our view of the intermediate and long-term demand growth drivers in the Company’s key end markets in North America and ROW is unchanged. We are well positioned to benefit from the growth trends, energy and infrastructure related investments and construction activity in these markets,” Kenny concluded.

Copper and aluminum spot prices as of July 30, 2013 have declined approximately 6% and 9%, respectively, from the Company’s previous forward-looking metal price assumptions of $3.23 and $1.00, respectively. As a result of the current demand environment and the ongoing near-term metal cost headwind, the Company now expects adjusted operating income to be in the range of $270 to $290 million for 2013 on 1.3 to 1.35 billion metal pounds sold. At the midpoint, adjusted operating income and global unit volume over the second half of 2013 are expected to improve approximately 14% and 8%, respectively, as compared to the first half of 2013.

The Company’s third quarter revenues are expected to be in the range of $1.6 to $1.65 billion on low to mid-single digit volume improvement sequentially. The Company expects adjusted operating income to be in the range of $70 to $80 million. Adjusted earnings per share are expected to be in the range of $0.50 to $0.60 per share before the impact of non-cash convertible debt interest expense and mark to market gains or losses on derivative instruments. The Company’s outlook assumes copper and aluminum spot prices of $3.04 and $0.91 as of July 30, 2013. The benefit of slightly stronger sequential demand is expected to be burdened by the impact of selling higher average cost inventory into a lower metal price environment and planned seasonal inventory quantity reductions globally as well as lower operating profit in Venezuela following the strong spending experienced in the second quarter of 2013.

A reconciliation of expected GAAP earnings per share and operating income is as follows:

Q3 2013 Outlook
In millions, except per share amounts	Operating Income	EPS
As reported, GAAP	$70.0 – 80.0	$0.39 – 0.49
Non-cash convertible debt interest expense	-	0.11
Adjusted, Non-GAAP	$70.0 – 80.0	$0.50 – 0.60

Other Matters

Due to the matters discussed below, the Company has provided only selected financial data tables in this press release.

On October 29, 2012, the Company announced that it had identified historical accounting errors relating to inventory. The Company believes that the inventory accounting issues were, to a significant extent, attributable to a complex theft scheme in Brazil and, to a lesser extent, accounting errors, primarily in Brazil, affecting work in process and finished goods inventory that were not detected due to a deficient reconciliation process. As a result, on March 1, 2013, the Company filed amendments to its previously filed Forms 10-Q for the quarters ended March 30, 2012 and June 29, 2012 and to its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to restate the previously issued financial statements and related financial information contained therein. In addition, also on March 1, 2013, the Company filed its Form 10-Q for the quarter ended September 28, 2012.

The Company is in the process of responding to certain comments received from the Securities and Exchange Commission (SEC) with respect to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 (2011 Form 10-K/A), which was filed on March 1, 2013. The comments relate to (i) restatement related disclosures in the Quarterly Operating Results (Unaudited) and Supplemental Guarantor and Parent Company Condensed Financial Information, and (ii) the method used to calculate the quarterly amounts reported in the Quarterly Operating Results (Unaudited) to reflect the correction of the inventory accounting errors. Although the comments were made with respect to the Company’s 2011 Form 10-K/A, they impact the presentation of the Company’s financial statements for the fiscal quarters ended March 30, 2012, June 29, 2012, and September 28, 2012.

In addition, the Company is evaluating a potential adjustment related to value added tax (VAT) in Brazil that is associated with the theft of inventory. The Company requires additional time to fully evaluate and conclude on this VAT matter but believes preliminarily that this potential adjustment may result in additional expenses in the range of $7 to $14 million in total to be recorded in the applicable periods for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.

At the present time, management does not believe that these items, either individually or in the aggregate, have a material impact on previously filed financial statements. Further, due to the impact of the above matters on the presentation of the Company’s financial statements in its Form 10-Q for the quarter ended June 28, 2013, the Company will delay the filing of that Form 10-Q until the Company amends the Company’s 2011 Form 10K/A and subsequent periodic filings above. The Company is endeavoring to bring these matters to conclusion as quickly as possible and then will initiate the amendment of prior filings.

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss earnings per share and operating income for the second quarter of 2013 and the first quarter of 2013 as adjusted for certain items, which is summarized in the table below. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of operating income and earnings per share as reported to adjusted non-GAAP operating income and earnings per share follows:

	2nd Quarter		1st Quarter
	2013		2013
	Operating Income	EPS	Operating Income	EPS
As Reported, GAAP	$71.8	$0.24	$32.0	$(0.94)
Restatement and forensic investigation costs, acquisition costs, and severance related charges in Spain	4.1	0.04	8.1	0.10
North American facility closure	0.4	-	2.6	0.03
Submarine business damaged cable and project/product settlement costs	8.2	0.16	3.5	0.07
Non-cash convertible debt interest expense	-	0.11	-	0.11
Mark to market (gain) loss on derivative instruments	-	0.20	-	0.12
Venezuela currency devaluation	-	-	-	0.80
Effective tax rate adjustment (1)	-	(0.06)	-	(0.06)
Adjusted, Non-GAAP	$84.5	$0.69	$46.2	$ 0.23
(1)	This adjustment presents the first quarter of 2013 at an adjusted effective tax rate of 36.5% and the second quarter of 2013 at an adjusted effective tax rate of 45%

General Cable will discuss second quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on August 1, 2013. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity, our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 1, 2013, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended	Six Fiscal Months Ended
	June 28,	June 28,
	2013	2013
Net sales	$1,645.9	$3,179.0
Cost of sales	1,453.0	2,831.1
Gross profit	192.9	347.9

Selling, general and administrative expenses	121.1	244.1
Operating income	71.8	103.8
Other expense	(15.6)	(68.3)
Interest income (expense):
Interest expense	(30.6)	(60.1)
Interest income	1.5	3.0
	(29.1)	(57.1)

Income (loss) before income taxes	27.1	(21.6)
Income tax provision	(14.5)	(10.4)
Equity in net earnings of affiliated companies	0.4	0.6
Net income (loss) including noncontrolling interests	13.0	(31.4)
Less: preferred stock dividends	0.1	0.2
Less: net income attributable to noncontrolling interest	0.8	2.8
Net income (loss) attributable to Company common shareholders	$12.1	$(34.4)
Comprehensive loss	$(26.7)	$(72.6)
Earnings (loss) per share
Earnings (loss) per common share - basic	$0.24	$(0.69)
Weighted average common shares - basic	49.5	49.6
Earnings (loss) per common share - assuming dilution	$0.24	$(0.69)
Weighted average common shares - assuming dilution	51.0	49.6

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended	Six Fiscal Months Ended
	June 28,	June 28,
	2013	2013
Revenues (as reported)
North America	$706.5	$1,411.5
Europe and Mediterranean	421.4	794.9
Rest of World	518.0	972.6
Total	$1,645.9	$3,179.0

Revenues (metal adjusted)
North America	$706.5	$1,411.5
Europe and Mediterranean	421.4	794.9
Rest of World	518.0	972.6
Total	$1,645.9	$3,179.0

Metal Pounds Sold
North America	143.5	296.1
Europe and Mediterranean	75.2	144.9
Rest of World	105.7	194.5
Total	324.4	635.5

Operating Income (loss)
North America	$43.7	$81.4
Europe and Mediterranean	0.8	(15.4)
Rest of World	27.3	37.8
Total	$71.8	$103.8

Adjusted Operating Income (1)
North America	$47.0	$92.7
Europe and Mediterranean	10.2	0.2
Rest of World	27.3	37.8
Total	$84.5	$130.7

Return on Metal Adjusted Sales (2)
North America	6.7%	6.6%
Europe and Mediterranean	2.4%	0.0%
Rest of World	5.3%	3.9%
Total Company	5.1%	4.1%

Capital Expenditures
North America	$8.3	$16.8
Europe and Mediterranean	5.2	10.8
Rest of World	5.2	18.5
Total	$18.7	$46.1

Depreciation & Amortization
North America	$11.0	$22.3
Europe and Mediterranean	9.8	19.7
Rest of World	12.5	24.6
Total	$33.3	$66.6

Revenues by Major Product Lines
Electric Utility	$520.7	$985.2
Electrical Infrastructure	425.8	849.1
Construction	428.0	816.0
Communications	195.8	379.1
Rod Mill Products	75.6	149.6
Total	$1,645.9	$3,179.0
(1)	Adjusted operating income excludes certain items
(2)	Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684